Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-120733 of Camden Property Trust on Form S-4 of our report dated March 4, 2004, except for Notes 3, 8, 9, 24 and financial statement schedule III, as to which the date is November 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, on January 1, 2002, the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock -Based Compensation, on January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as amended by Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) on July 1, 2003) appearing in the Current Report on Form 8-K of Summit Properties Inc. filed on November 15, 2004, as amended on November 23, 2004, and our reports dated November 12, 2004 related to the statements of revenues and certain expenses for Charlotte Cotton Mills Apartment Building, Summit Midtown Property (formerly Highlands on Ponce LLC), Summit South End Square Property (formerly Fairfield South End Square Apartments) and Summit Stonecrest Property (formerly Alta Haven Apartments) for the year ended December 31, 2003 (which reports express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in the Current Report on Form 8-K of Summit Properties Inc. filed on November 15, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina

January 24, 2005